Exhibit 99.1

Molson Coors Reports Third Quarter Results

Third Quarter 2016 Highlights(1)

  Worldwide beer volume: 15.9 million hectoliters, decreased 3.8%; Coors Light volume decreased 3.3% worldwide
  Net sales: $947.6 million, decreased 6.9% on a reported basis, and decreased 2.2% in constant currency
  Net sales per HL: $109.65, decreased 3.5%, and increased 1.3% in constant currency
  U.S. GAAP net income from continuing operations attributable to MCBC: $202.5 million ($0.94 per diluted share), increased from $13.7 million a year ago
  Underlying after-tax income: $222.7 million ($1.03 per diluted share), decreased 14.3%
  Underlying EBITDA (earnings before interest, taxes, depreciation and amortization): $403.1 million, decreased 4.1%

Year-to-Date 2016 Highlights(1)

  Worldwide beer volume: 43.7 million hectoliters, decreased 1.4%; Coors Light volume increased 1.2% worldwide
  Net sales: $2.591 billion, decreased 4.9% on a reported basis, and declined 0.1% in constant currency
  Net sales per HL: $112.80, decreased 3.9%, and increased 0.9% in constant currency
  U.S. GAAP net income from continuing operations attributable to MCBC: $539.8 million ($2.54 per diluted share), increased 67.5%
  Underlying after-tax income: $576.4 million ($2.71 per diluted share), decreased 5.5%
  Underlying EBITDA (earnings before interest, taxes, depreciation and amortization): $1,095.2 million, decreased 0.8%

DENVER & MONTREAL--(BUSINESS WIRE)--November 1, 2016--Molson Coors Brewing Company (NYSE: TAP; TSX: TPX) today reported U.S. GAAP net income from continuing operations attributable to MCBC of $202.5 million, an increase versus $13.7 million a year ago, primarily driven by cycling $275.0 million of impairment charges recorded for certain Europe brands last year, partially offset by special charges and other non-core expenses related to the MillerCoors transaction this year. The Company also reported a 14.3 percent decrease in underlying after-tax income for the third quarter 2016, driven by lower worldwide volume, a higher underlying tax rate, and higher brand investments globally, which were partially offset by positive mix and higher underlying U.S. equity income.

Molson Coors president and chief executive officer Mark Hunter said, “In the third quarter, we continued to focus on our First Choice ambition and on building a stronger, broader and more premium brand portfolio, underpinned by incremental sales and marketing investment, as we have discussed all year. Business highlights for the quarter and year to date included net sales revenue per hectoliter growth on a constant currency basis in all of our businesses, along with increased investments in our brands globally. In the U.S., Coors Light and Miller Lite again gained share of the premium light segment for the quarter, and Coors Light achieved its highest segment share gain in three years. Year to date, Coors Light grew volume more than 1 percent globally, with growth of more than 14 percent outside of North America. We also continued to strengthen our business through improvements to our sales execution and revenue management capabilities, increased efficiency of our operations, and implementation of common global systems."

Mark added, "This is a historic time in the evolution of Molson Coors. Three weeks ago, we completed our acquisition of the remaining 58 percent stake in the MillerCoors’ joint venture, along with the Miller global brand portfolio. We emerge as the world’s third-largest brewer, bringing together Molson Coors and MillerCoors into a bigger, better organization. As one company with an expanded portfolio of iconic brands, we intend to leverage our increased scale, resources, synergies and combined commercial experience to accelerate our First Choice agenda and deliver long-term shareholder value."

Operating and Underlying Free Cash Flow

U.S. GAAP net cash provided by operating activities through the third quarter of 2016 was $630.2 million which represents an increase of $151.2 million from prior year driven by higher cash paid for pension contributions in 2015.

Underlying free cash flow through the third quarter of 2016 was $469.4 million. This represents a decrease of $24.9 million from the prior year, primarily driven by lower underlying after-tax income and lower distributions from MillerCoors.

Foreign Exchange

The Company’s third quarter underlying consolidated pretax income includes the positive effect of foreign currency movements totaling $1.9 million. Positive currency impacts of $1.5 million in Canada and $6.5 million in Corporate were partially offset by a negative currency impact of $6.1 million in Europe.

Effective Income Tax Rates

The Company’s third quarter effective income tax rate was 8.8 percent on a reported basis and 19.2 percent on an underlying basis. The effective tax rate on a reported basis was significantly lower than the prior year due to lower reported net income last year, higher tax-deductible costs this year related to the MillerCoors transaction, and favorable tax treatment associated with the sale of the Vancouver brewery earlier in the year. The underlying effective tax rate was higher than prior year primarily due to cycling discrete and other tax benefits last year.

Debt

Total debt at the end of the third quarter was $9.888 billion, and cash and cash equivalents totaled $9.982 billion, resulting in a net cash position of $93.9 million, primarily due to the proceeds received from our February 2016 equity and July 2016 debt offerings.

Third Quarter Business Segment Results

The following are the Company’s third quarter 2016 results by business segment:

United States Business (MillerCoors)(2)

In our U.S. segment, reported equity income increased 16.0 percent to $156.9 million in the third quarter of 2016 compared to the prior year, driven by lower special charges related to the closure of the Eden, North Carolina, brewery this year, as well as higher net pricing, positive sales mix, and lower cost of goods sold.

Underlying U.S. segment equity income increased 9.0 percent to $160.4 million in the quarter, due to higher net pricing, positive sales mix, and lower cost of goods sold.

MillerCoors Operating and Financial Highlights

MillerCoors domestic sales-to-retailers volume (STRs) declined 4.0 percent for the quarter. Domestic sales-to-wholesalers volume (STWs) decreased 0.6 percent. Domestic net revenue per hectoliter, which excludes contract brewing and company-owned-distributor sales, grew 1.6 percent due to favorable net pricing and positive sales mix. Total company net revenue per hectoliter, including contract brewing and company-owned-distributor sales, increased 1.5 percent. Contract brewing volumes decreased 5.0 percent.

Cost of goods sold (COGS) per hectoliter decreased 0.9 percent, driven by supply chain cost savings and lower commodity pricing, partially offset by lower fixed-cost absorption due to lower volumes. Marketing, general and administrative (MG&A) expense was unchanged.

Reported MillerCoors net income for the quarter increased 16.7 percent to $369.2 million, driven by lower special charges related to the closure of the Eden brewery this year, along with higher net pricing, positive sales mix and lower COGS. Underlying net income for the quarter increased 9.6 percent to $377.5 million, driven by higher net pricing, positive sales mix and lower COGS.

Depreciation and amortization expenses for MillerCoors were $118.5 million in the third quarter, which include accelerated depreciation expense related to the closure of the Eden brewery of $34.3 million. Additions to tangible and intangible assets, which do not include intangible asset additions related to the craft acquisitions, totaled $84.1 million in the third quarter.

Canada Business

Canada STRs decreased 3.2 percent on a reported basis in the third quarter, and sales volume decreased 2.9 percent. Net sales per hectoliter increased 0.6 percent in local currency, driven primarily by positive mix.

COGS per hectoliter increased 3.5 percent in local currency, due to cost inflation, mix shift to higher-cost brands, volume deleverage, and foreign currency movements, partially offset by cost savings. MG&A expense increased 3.1 percent in local currency, driven by higher brand investments, partially offset by lower incentive compensation.

Canada income from continuing operations before income taxes on a reported basis decreased by 1.6 percent to $90.3 million in the third quarter of 2016 compared to the prior year, driven by lower volumes, higher COGS and brand investments, partially offset by cost savings and lower special charges this year.

Canada underlying pretax income decreased 14.8 percent to $91.6 million in the quarter, primarily due to lower volume and higher COGS and brand investments, partially offset by results of cost savings initiatives. Foreign currency movements positively impacted earnings by $1.5 million.

Europe Business

Europe sales volume decreased 1.4 percent, driven by weaker demand versus strong sales last year across much of the region, along with excess trade inventory from the Euro 2016 Football Championships in the second quarter this year. Europe net sales per hectoliter increased 1.2 percent in local currency, due to positive brand and geographic mix.

COGS per hectoliter increased 2.3 percent in local currency, driven by mix shift to higher-cost brands and geographies, along with lower net pension benefit and fixed-cost deleverage due to lower volume. MG&A expense increased 1.5 percent in local currency, due to higher brand amortization expenses.

Europe income from continuing operations before income taxes on a reported basis improved to $98.5 million in the third quarter of 2016, up from a $183.2 million loss last year, primarily driven by cycling $275.0 million of impairment charges recorded for certain Europe brands last year.

Europe underlying pretax income decreased 11.7 percent to $83.5 million in the quarter, due to unfavorable foreign currency movements, higher brand amortization expenses and lower net pension benefit. Foreign currency movements negatively impacted underlying results by $6.1 million.

International Business

Total International sales volume, including royalty volume, decreased 20.5 percent, driven by the enactment of total alcohol prohibition in Bihar, India, earlier this year, and the transfer of Staropramen in the U.K. to our Europe segment. Net sales per hectoliter increased 27.1 percent, driven by favorable sales mix changes.

COGS per hectoliter increased 18.6 percent, due to sales mix changes. International MG&A expense decreased 3.6 percent, driven by lower expenses following our China restructure last year, partially offset by higher brand investments in Latin America and foreign currency movements.

The International segment reported a loss from continuing operations before income taxes and an underlying pretax loss of $2.7 million in the third quarter of 2016, compared to a $2.1 million loss in the prior year, primarily driven by the impact of total alcohol prohibition in Bihar, the transfer of the Staropramen U.K. business and higher brand investments in Latin America, partially offset by favorable sales mix and lower expenses in China.

Corporate

Corporate pretax loss on a reported basis was $119.6 million in the third quarter versus $56.8 million in the prior year, primarily due to costs related to the MillerCoors acquisition, including $17.2 million of transaction costs recorded within MG&A expenses; $11.0 million recorded within other income (expense); and $39.3 million recorded within interest expense, net. Additionally, Corporate COGS included $3.5 million of gains related to unrealized mark-to-market adjustments for commodity swaps, compared to $5.1 million of losses in the prior year.

Underlying Corporate pretax loss totaled $55.6 million for the third quarter versus a $51.7 million loss in the prior year, driven by higher global commercial investments.

Special and Other Non-Core Items(3)

The following special and other non-core items have been excluded from underlying results:

During the quarter, Molson Coors recognized a net special gain of $4.9 million, primarily driven by the receipt of net insurance proceeds of $9.3 million related to the Balkan floods in 2014, partially offset by asset abandonment costs of $3.5 million in Europe due to the closure of our Plovdiv and Alton breweries and the planned closure of our Burton South brewery, as well as $1.3 million of costs in Canada related to the planned closure of our Vancouver brewery.

During the quarter, MillerCoors recognized net special charges of $8.3 million primarily related to the closure of the Eden brewery. Our proportionate share of the special charges is $3.5 million.

Additionally, during the quarter we recorded net other non-core charges of $55.2 million incurred primarily in connection with the Acquisition of MillerCoors and the Miller global brand portfolio.

2016 Third Quarter Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2016 third quarter results. The Company will provide a live webcast of the earnings call.

The Company will also host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts and institutional investors at 1:00 p.m. Eastern Time. Both webcasts will be accessible via the Company’s website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on February 13, 2017. The Company will post this release and related financial statements on its website today.

Footnotes:

(1) The Company calculates non-GAAP underlying pretax and after-tax income, underlying effective tax rate, underlying EBITDA and underlying free cash flow results by excluding special and other non-core items from the nearest U.S. GAAP performance measure, which is net income from continuing operations attributable to MCBC for both underlying after-tax income and underlying EBITDA and net cash provided by operating activities for underlying free cash flow. In addition, constant-currency results exclude the impact of foreign currency movements. For further details regarding these adjustments, please see the section “Special and Other Non-Core Items,” along with tables for reconciliations to the nearest U.S. GAAP measures. Unless otherwise indicated, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s third quarter and year to date ended September 30, 2016, compared to the third quarter and year to date ended September 30, 2015. Additionally, all per-hectoliter calculations exclude contract brewing and non-owned factored beverage volume in the denominator but include the financial impact of these sales in the numerator, unless otherwise indicated. Some numbers may not sum due to rounding.

(2) MillerCoors, a U.S. joint venture of Molson Coors Brewing Company and SABMiller plc, was launched on July 1, 2008. Molson Coors has a 42 percent economic interest in MillerCoors, which is accounted for using the equity method. Molson Coors’ interest in MillerCoors results, along with certain adjustments under U.S. GAAP, is reflected in “Equity Income in MillerCoors.” This release includes reconciliation from MillerCoors Net Income to Molson Coors Brewing Company Equity Income in MillerCoors and Non-GAAP U.S. Segment Underlying Pretax Income (see Table 6). On November 11, 2015, we entered into a purchase agreement to acquire all of SABMiller’s 58 percent interest in MillerCoors and all trademarks, contracts and other assets primarily related to the Miller brand portfolio outside of the U.S. and Puerto Rico. Following the closing of the acquisition on October 11, 2016, MillerCoors became a wholly-owned subsidiary of MCBC and as a result, MCBC now owns 100 percent of the outstanding equity and voting interests of MillerCoors. Unless otherwise indicated, MillerCoors per-hectoliter results include contract brewing volume in the denominator of the calculation, as well as the financial impact of these sales in the numerator.

(3) See table 2 for the impact of specials and other non-core items by segment.

Overview of Molson Coors

With a story that starts in 1774, Molson Coors has spent centuries defining brewing greatness. As the third largest global brewer, Molson Coors works to deliver extraordinary brands that delight the world’s beer drinkers. From Coors Light, Miller Lite, Carling, Staropramen and Sharp’s Doom Bar to Leinenkugel’s Summer Shandy, Blue Moon Belgian White, Pilsner Urquell, Creemore Springs Premium Lager and Smith & Forge Hard Cider, Molson Coors offers a beer for every beer lover.

Molson Coors operates through Molson Coors Canada, MillerCoors, Molson Coors Europe and Molson Coors International. The company is not only committed to brewing extraordinary beers, but also running a business focused on respect for its employees, communities and drinkers, which means corporate responsibility and accountability right from the start. It has been listed on the Dow Jones Sustainability World Index for the past five years. To learn more about Molson Coors Brewing Company, visit molsoncoors.com, ourbeerprint.com or on Twitter through @MolsonCoors.

About Molson Coors Canada Inc.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Brewing Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

Forward-Looking Statements

This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” "expect,” "intend,” "anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, our ability to successfully integrate the acquisition of MillerCoors; our ability to achieve expected tax benefits, accretion and cost savings and synergies; impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; our ability to maintain manufacturer/distribution agreements; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; our ability to implement our strategic initiatives, including executing and realizing cost savings; our ability to successfully integrate newly acquired businesses; pension plan costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; lack of full-control over the operations of MillerCoors and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. ("U.S. GAAP"), we also present pretax and after-tax "underlying income," "underlying income per diluted share," "underlying effective tax rate," and "underlying free cash flow," which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We also present underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") as a non-GAAP measure. Our management uses underlying income, underlying income per diluted share, underlying EBITDA, and underlying effective tax rate as measures of operating performance, as well as underlying free cash flow in the measure of cash generated from core operations, to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that underlying income, underlying income per diluted share, underlying EBITDA, and underlying effective tax rate performance are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance, as well as underlying free cash flow in evaluating our generation of cash from core operations, because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. In addition to the reasons discussed above, we consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-core items. For discussion and analysis of our liquidity, see the unaudited condensed consolidated statements of cash flows and the Liquidity and Capital Resources section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our latest Form 10-K and 10-Q filings with the SEC. We have provided reconciliations of all non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as acquisition and integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Reconciliations to Nearest U.S. GAAP Measure

Molson Coors Brewing Company and Subsidiaries Table 1: Underlying After-Tax Income ($ In millions, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
U.S. GAAP: Net income attributable to MCBC from continuing operations	$202.5	$13.7	$539.8	$322.2
Per diluted share	$0.94	$0.07	$2.54	$1.73
Add/(less):
Special items, net(1)	(4.9)	293.5	(79.0)	335.8
42% of MillerCoors special items, net of tax(2)	3.5	11.8	35.5	11.8
Unrealized mark-to-market (gains) and losses(3)	(3.5)	5.1	(18.8)	9.2
Acquisition and integration related costs(4)	67.5	—	185.9	—
Other non-core items(5)	(8.8)	—	(8.8)	—
Tax effects on special and non-GAAP items(6)	(33.6)	(64.2)	(78.2)	(69.2)
Non-GAAP: Underlying after-tax income	$222.7	$259.9	$576.4	$609.8
Per diluted share	$1.03	$1.40	$2.71	$3.27

(1)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items. In addition to a gain of $9.3 million in the third quarter due to the receipt of net insurance proceeds related to the Balkan floods in 2014, special items for the three and nine months ended September 30, 2016, include accelerated depreciation expense of $3.0 million and $9.3 million, respectively, related to the sale or planned closures of our Vancouver brewery in Canada and Burton South brewery in the U.K. In addition to $275 million of impairment charges recorded for certain Europe brands, special items for the three and nine months ended September 30, 2015, include accelerated depreciation expense of $17.4 million and $45.8 million, respectively, related to the closure of the Alton brewery in the U.K., the closure of certain bottling lines in Canada, and the restructuring of our China business. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA in the table below.

(2)	MillerCoors special items for three and nine months ended September 30, 2016, include our proportionate share of accelerated depreciation expense of $14.4 million and $43.3 million, respectively, and for the three and nine months ended September 30, 2015, include our proportionate share of accelerated depreciation expense of $9.2 million, related to the closure of our Eden brewery which is included in our adjustments to arrive at underlying EBITDA related to our investment in MillerCoors in the table below. The tax effect related to our share of MillerCoors special items in 2016 and 2015 was immaterial. The flow through MCBC tax impacts of MillerCoors special items, if applicable, are presented within the tax effect on special and non-GAAP items in the above reconciliation of underlying income table.

(3)	The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within our Corporate business activities. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility. The amounts included for the three and nine months ended September 30, 2016, and September 30, 2015, include the unrealized mark-to-market on these commodity swaps.

(4)	In connection with the Acquisition, for the three and nine months ended September 30, 2016, we have recorded $17.2 million and $51.7 million, respectively, of transaction related costs recorded within marketing, general & administrative expenses, $11.0 million and $61.2 million, respectively, of derivative losses and financing costs related to our bridge loan within other income (expense), and $39.3 million and $73.0 million, respectively, of financing costs related to our term loan, losses on our swaptions, and interest income related to our fixed rate deposit and money market accounts within interest income (expense) net. These interest income (expense) items are included in our adjustments to arrive at underlying EBITDA in the table below.

(5)	A gain of $8.8 million was recognized in other income (expense) during the three and nine months ended September 30, 2016, for the sale of a non-operating asset in the U.K.

(6)	The effect of taxes on the adjustments used to arrive at underlying income, a non-GAAP measure, is calculated based on applying the estimated underlying full-year effective tax rate to actual underlying earnings, excluding special and non-core items. The effect of taxes on special and non-core items is calculated based on the statutory tax rate applicable to the item being adjusted for in the jurisdiction from which each adjustment arises. Additionally, included in this line item is any applicable flow through MCBC tax impacts of MillerCoors special items.

Molson Coors Brewing Company and Subsidiaries Table 2: Underlying Pretax Income (Loss)(1) ($ In millions) (Unaudited)

	Business					Total
	Canada	U.S.	Europe	MCI	Corporate	Consolidated
U.S. GAAP: 2016 Q3 income (loss) from continuing operations before income taxes	$90.3	$156.9	$98.5	$(2.7)	$(119.6)	$223.4
Add/(less):
Special items, net	1.3	—	(6.2)	—	—	(4.9)
42% of MillerCoors special items, net of tax	—	3.5	—	—	—	3.5
Unrealized mark-to-market (gains) and losses	—	—	—	—	(3.5)	(3.5)
Acquisition and integration related costs	—	—	—	—	67.5	67.5
Other non-core items	—	—	(8.8)	—	—	(8.8)
Non-GAAP: 2016 Q3 underlying pretax income (loss)	$91.6	$160.4	$83.5	$(2.7)	$(55.6)	$277.2
Percent change 2016 Q3 vs. 2015 Q3 underlying pretax income (loss)	(14.8)%	9.0%	(11.7)%	(28.6)%	(7.5)%	(6.2)%
U.S. GAAP: 2015 Q3 income (loss) from continuing operations before income taxes	$91.8	$135.3	$(183.2)	$(2.1)	$(56.8)	$(15.0)
Add/(less):
Special items, net	15.7	—	277.8	—	—	293.5
42% of MillerCoors special items, net of tax	—	11.8	—	—	—	11.8
Unrealized mark-to-market (gains) and losses	—	—	—	—	5.1	5.1
Non-GAAP: 2015 Q3 underlying pretax income (loss)	$107.5	$147.1	$94.6	$(2.1)	$(51.7)	$295.4

(1) See notes in Table 1 for further detail of adjusting items.

	Business					Total
	Canada	U.S.	Europe	MCI	Corporate	Consolidated
U.S. GAAP: 2016 Q3 YTD income (loss) from continuing operations before income taxes	$325.4	$491.2	$156.3	$(38.4)	$(333.5)	$601.0
Add/(less):
Special items, net	(106.6)	—	(3.2)	30.8	—	(79.0)
42% of MillerCoors special items, net of tax	—	35.5	—	—	—	35.5
Unrealized mark-to-market (gains) and losses	—	—	—	—	(18.8)	(18.8)
Acquisition and integration related costs	—	—	—	—	185.9	185.9
Other non-core items	—	—	(8.8)	—	—	(8.8)
Non-GAAP: 2016 Q3 YTD underlying pretax income (loss)	$218.8	$526.7	$144.3	$(7.6)	$(166.4)	$715.8
Percent change 2016 Q3 YTD vs. 2015 Q3 YTD underlying pretax income (loss)	(13.4)%	9.3%	(13.7)%	42.9%	(2.0)%	(1.3)%
U.S. GAAP: 2015 Q3 YTD income (loss) from continuing operations before income taxes	$228.8	$470.1	$(138.3)	$(19.7)	$(172.4)	$368.5
Add/(less):
Special items, net	23.9	—	305.5	6.4	—	335.8
42% of MillerCoors special items, net of tax	—	11.8	—	—	—	11.8
Unrealized mark-to-market (gains) and losses	—	—	—	—	9.2	9.2
Non-GAAP: 2015 Q3 YTD underlying pretax income (loss)	$252.7	$481.9	$167.2	$(13.3)	$(163.2)	$725.3

(1) See notes in Table 1 for further detail of adjusting items.

Molson Coors Brewing Company and Subsidiaries Table 3: Underlying EBITDA ($ In millions) (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2016	September 30, 2015	% change	September 30, 2016	September 30, 2015	% change
U.S. GAAP: Net income attributable to MCBC from continuing operations	$202.5	$13.7	N/M	$539.8	$322.2	67.5%
Add: Net income (loss) attributable to noncontrolling interests	1.3	(1.4)	(192.9)%	3.7	2.4	54.2%
U.S. GAAP: Net income (loss) from continuing operations	$203.8	12.3	N/M	$543.5	$324.6	67.4%
Add: Interest expense (income), net	66.6	26.8	148.5%	154.4	86.6	78.3%
Add: Income tax expense (benefit)	19.6	(27.3)	(171.8)%	57.5	43.9	31.0%
Add: Depreciation and amortization	66.6	83.0	(19.8)%	204.3	241.9	(15.5)%
Adjustments included in underlying income(1)	50.3	298.6	(83.2)%	79.3	345.0	(77.0)%
Adjustments to arrive at underlying EBITDA(2)	(42.3)	(17.4)	143.1%	(82.3)	(45.8)	79.7%
Adjustments to arrive at underlying EBITDA related to our investment in MillerCoors(3)	38.5	44.2	(12.9)%	138.5	107.9	28.4%
Non-GAAP: Underlying EBITDA	$403.1	$420.2	(4.1)%	$1,095.2	$1,104.1	(0.8)%

N/M = Not meaningful

(1)	Includes adjustments to non-GAAP underlying income within the table above related to special and non-core items.

(2)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC from continuing operations.

(3)	Adjustments to our equity income from MillerCoors, which include our proportionate share of MillerCoors' interest, income tax, depreciation and amortization, special items, and amortization of the difference between the MCBC contributed cost basis and proportionate share of the underlying equity in net assets of MillerCoors.

Molson Coors Brewing Company and Subsidiaries Table 4: Underlying Free Cash Flow ($ In millions) (Unaudited)

		Nine Months Ended
		September 30, 2016	September 30, 2015
U.S. GAAP:	Net Cash Provided by Operating Activities	$630.2	$479.0
Less:	Additions to properties(1)	(188.9)	(208.3)
Less:	Investment in MillerCoors(1)	(1,253.7)	(1,144.5)
Add:	Return of capital from MillerCoors(1)	1,089.7	1,088.2
Add/(Less):	Cash impact of special items(2)	15.9	19.9
Add:	Costs related to acquisition of businesses(3)	109.4	—
Add:	Discretionary pension contribution(4)	—	227.1
Add:	Settlement of swaps, net(5)	—	29.5
Add:	MillerCoors investments in businesses(6)	62.5	3.4
Add:	MillerCoors cash impact of special items(6)	4.3	—
Non-GAAP:	Underlying Free Cash Flow	$469.4	$494.3

(1)	Included in net cash used in investing activities.

(2)	Included in net cash provided by operating activities and primarily reflects termination fees received and paid, as well as costs paid for brewery closures and restructuring activities. Also, includes additions to properties within net cash used in investing activities related to the cash paid to build a new efficient and flexible brewery in British Columbia, following the sale of our Vancouver brewery in the first quarter of 2016. The proceeds of $140.8 million received from the sale of the Vancouver brewery are being used to fund most of the cost of the construction of the new brewery in British Columbia.

(3)	Included in net cash provided by operating activities and reflects costs paid associated with the Acquisition of 58% of MillerCoors, LLC, and the Miller global brand portfolio, including $38.8 million of cash paid for income taxes.

(4)	Discretionary cash contribution of $227.1 million made to our U.K. pension plan in 2015 included in net cash provided by operating activities.

(5)	Settlement of forward starting interest rate swaps related to the issuance of our CAD 500 million 2.75% notes due September 2020, and CAD 400 million 2.25% notes due September 2018, included in net cash provided by (used in) operating activities.

(6)	Amounts represent our proportionate 42% share of the cash flow impacts.

MillerCoors LLC Table 5: Underlying Net Income Attributable to MillerCoors ($ In millions) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
U.S. GAAP: Net income attributable to MillerCoors	$369.2	$316.5	$1,134.0	$1,108.3
Add: Special items, net of tax	8.3	27.9	84.4	27.9
Non-GAAP: Underlying net income attributable to MillerCoors	$377.5	$344.4	$1,218.4	$1,136.2

Molson Coors Brewing Company and Subsidiaries Table 6: Underlying Equity Income in MillerCoors ($ In millions) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
U.S. GAAP: Net Income Attributable to MillerCoors	$369.2	$316.5	$1,134.0	$1,108.3
Multiply: MCBC economic interest	42%	42%	42%	42%
MCBC proportionate share of MillerCoors net income	$155.1	$132.9	$476.3	$465.5
Add: Amortization of the difference between MCBC contributed cost basis and proportionate share of the underlying equity in net assets of MillerCoors(1)	1.1	1.0	3.3	3.4
Add: Share-based compensation adjustment(2)	(0.5)	1.4	(0.7)	1.2
Add: U.S. import tax benefit(3)	1.2	—	12.3	—
U.S. GAAP: Equity Income in MillerCoors	$156.9	$135.3	$491.2	$470.1
Add: MCBC proportionate share of MillerCoors special items, net of tax	3.5	11.8	35.5	11.8
Non-GAAP: Underlying Equity Income in MillerCoors	$160.4	$147.1	$526.7	$481.9

(1)	Our net investment in MillerCoors is based on the carrying values of the net assets contributed to the joint venture, which is less than our proportionate share of underlying equity (42%) of MillerCoors (contributed by both Coors Brewing Company and Miller Brewing Company) by $653.7 million as of September 30, 2016. This basis difference, with the exception of certain non-amortizing items (goodwill, land, etc.), is being amortized as additional equity income over the remaining useful lives of the contributed long-lived amortizing assets.

(2)	The net adjustment is to eliminate all share-based compensation impacts related to pre-existing SABMiller plc equity awards held by former Miller employees employed by MillerCoors, as well as to add back all share-based compensation impacts related to pre-existing MCBC equity awards held by former MCBC employees who transferred to MillerCoors.

(3)	Represents a benefit associated with an anticipated refund to Coors Brewing Company ("CBC"), a wholly-owned subsidiary of MCBC, of U.S. federal excise tax paid on products imported by CBC based on qualifying volumes exported by CBC from the U.S. Due to administrative restrictions outlined within the legislation enacted in 2016, the anticipated refund is not expected to be received until 2018. Accordingly, the anticipated refund amount represents a non-current receivable which has been recorded within other non-current assets on the unaudited condensed consolidated balance sheet as of September 30, 2016.

Molson Coors Brewing Company and Subsidiaries Table 7: Constant Currency Results: Constant Currency Reporting Net Sales, U.S. GAAP Pretax Income and Underlying Pretax Income (Unaudited)

U.S. GAAP: Net Sales (In millions)

	Three Months Ended
	September 30, 2016	September 30, 2015	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
Canada	$402.2	$411.2	(2.2)%	$1.3	(2.5)%
Europe	512.6	566.0	(9.4)%	(50.2)	(0.6)%
MCI	33.4	41.3	(19.1)%	1.7	(23.2)%
Corporate	0.2	0.3	(33.3)%	—	(33.3)%
Eliminations(1)	(0.8)	(1.4)	42.9%	—	42.9%
MCBC Consolidated Total	$947.6	$1,017.4	(6.9)%	$(47.2)	(2.2)%

(1)	Reflects intercompany sales from Europe to MCI, and the offset is included within MCI cost of goods sold. These amounts are eliminated in the consolidated totals.

U.S. GAAP: Pretax Income (In millions)

	Three Months Ended
	September 30, 2016	September 30, 2015	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
MillerCoors (42% portion)	$156.9	$135.3	16.0%	$—	16.0%
Canada	90.3	91.8	(1.6)%	1.6	(3.4)%
Europe	98.5	(183.2)	153.8%	(7.4)	157.8%
MCI	(2.7)	(2.1)	(28.6)%	—	(28.6)%
Corporate	(119.6)	(56.8)	(110.6)%	17.4	(141.2)%
MCBC Consolidated Total	$223.4	$(15.0)	1,589.3%	$11.6	1,512.0%

Non-GAAP: Underlying Pretax Income (In millions)

	Three Months Ended
	September 30, 2016	September 30, 2015	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
MillerCoors (42% portion)	$160.4	$147.1	9.0%	$—	9.0%
Canada	91.6	107.5	(14.8)%	1.5	(16.2)%
Europe	83.5	94.6	(11.7)%	(6.1)	(5.3)%
MCI	(2.7)	(2.1)	(28.6)%	—	(28.6)%
Corporate	(55.6)	(51.7)	(7.5)%	6.5	(20.1)%
MCBC Consolidated Total	$277.2	$295.4	(6.2)%	$1.9	(6.8)%

U.S. GAAP: Net Sales (In millions)

	Nine Months Ended
	September 30, 2016	September 30, 2015	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
Canada	$1,096.1	$1,169.6	(6.3)%	$(47.0)	(2.3)%
Europe	1,393.4	1,448.7	(3.8)%	(83.9)	2.0%
MCI	103.6	107.6	(3.7)%	1.5	(5.1)%
Corporate	0.8	0.8	—%	—	—%
Eliminations(1)	(2.9)	(3.6)	19.4%	—	19.4%
MCBC Consolidated Total	$2,591.0	$2,723.1	(4.9)%	$(129.4)	(0.1)%

(1)	Reflects intercompany sales from Europe to MCI, and the offset is included within MCI cost of goods sold. These amounts are eliminated in the consolidated totals.

U.S. GAAP: Pretax Income (In millions)

	Nine Months Ended
	September 30, 2016	September 30, 2015	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
MillerCoors (42% portion)	$491.2	$470.1	4.5%	$—	4.5%
Canada	325.4	228.8	42.2%	(6.8)	45.2%
Europe	156.3	(138.3)	213.0%	(9.9)	220.2%
MCI	(38.4)	(19.7)	(94.9)%	1.2	(101.0)%
Corporate	(333.5)	(172.4)	(93.4)%	6.3	(97.1)%
MCBC Consolidated Total	$601.0	$368.5	63.1%	$(9.2)	65.6%

Non-GAAP: Underlying Pretax Income (In millions)

	Nine Months Ended
	September 30, 2016	September 30, 2015	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
MillerCoors (42% portion)	$526.7	$481.9	9.3%	$—	9.3%
Canada	218.8	252.7	(13.4)%	(1.8)	(12.7)%
Europe	144.3	167.2	(13.7)%	(8.7)	(8.5)%
MCI	(7.6)	(13.3)	42.9%	(0.5)	46.6%
Corporate	(166.4)	(163.2)	(2.0)%	7.0	(6.3)%
MCBC Consolidated Total	$715.8	$725.3	(1.3)%	$(4.0)	(0.8)%

Constant currency is a non-GAAP measure utilized by Molson Coors management to measure performance, excluding the impact of foreign currency movements. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. This information is non-GAAP and should be viewed as a supplement to (not a substitute for) our reported results of operations under U.S. GAAP. We calculate the impact of foreign exchange on net sales, pretax income and non-GAAP underlying pretax income using the following steps:

1.	Multiply our current period local currency operating results (that also include the impact of the comparable prior-period currency hedging activities) by the weighted average foreign exchange rates used to translate the financial statements in the comparable prior year period. The result is the current-period operating results in U.S. dollars, as if foreign exchange rates had not changed from the prior-year period.

2.	Subtract the result in step 1 from the unadjusted current-period reported operating result in U.S. dollars (U.S. GAAP measure). This difference reflects the impact of foreign currency translational gains/losses included in the current-period results.

3.	Determine the amount of actual non-operating foreign currency gains/losses realized as a result of hedging activities and activities transacted in a currency other than the functional currency of each legal entity.

4.	Add the results of steps 2 and 3 above. This sum equals the total impact of foreign currency translational gains/losses and realized gains/losses from foreign currency transactions. This is the value shown in the “Foreign Exchange $ Impact” column within the table above.

Worldwide Beer Volume Molson Coors Brewing Company and Subsidiaries Table 8: Worldwide Beer Volume (In millions of hectoliters) (Unaudited)

	Three Months Ended
	September 30, 2016	September 30, 2015	% Change
Financial Volume	8.642	8.953	(3.5)%
Royalty Volume(1)	0.433	0.461	(6.1)%
Owned Volume	9.075	9.414	(3.6)%
Proportionate Share of Equity Investment STRs(2)	6.856	7.141	(4.0)%
Total Worldwide Beer Volume	15.931	16.555	(3.8)%

(1)	Includes MCI segment royalty volume that is primarily in Russia, Ukraine and Mexico, and Europe segment royalty volume in Republic of Ireland.

(2)	Reflects the addition of Molson Coors Brewing Company's proportionate share of equity method investments sales-to-retail for the periods presented.

U.S. GAAP Measures Molson Coors Brewing Company and Subsidiaries Table 9: Condensed Consolidated Statements of Operations ($ In millions, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Volume in hectoliters	8.642	8.953	22.970	23.208
Sales	$1,337.7	$1,454.3	$3,695.5	$3,890.5
Excise taxes	(390.1)	(436.9)	(1,104.5)	(1,167.4)
Net sales	947.6	1,017.4	2,591.0	2,723.1
Cost of goods sold	(541.3)	(585.9)	(1,517.5)	(1,620.6)
Gross profit	406.3	431.5	1,073.5	1,102.5
Marketing, general and administrative expenses	(278.9)	(265.2)	(843.4)	(789.1)
Special items, net	4.9	(293.5)	79.0	(335.8)
Equity income in MillerCoors	156.9	135.3	491.2	470.1
Operating income (loss)	289.2	8.1	800.3	447.7
Interest income (expense), net	(66.6)	(26.8)	(154.4)	(86.6)
Other income (expense), net	0.8	3.7	(44.9)	7.4
Income (loss) from continuing operations before income taxes	223.4	(15.0)	601.0	368.5
Income tax benefit (expense)	(19.6)	27.3	(57.5)	(43.9)
Net income (loss) from continuing operations	203.8	12.3	543.5	324.6
Income (loss) from discontinued operations, net of tax	—	2.9	(2.3)	4.5
Net income (loss) including noncontrolling interests	203.8	15.2	541.2	329.1
Net (income) loss attributable to noncontrolling interests	(1.3)	1.4	(3.7)	(2.4)
Net income (loss) attributable to MCBC	$202.5	$16.6	$537.5	$326.7

Basic net income (loss) attributable to MCBC per share:
From continuing operations	$0.94	$0.07	$2.56	$1.74
From discontinued operations	—	0.02	(0.01)	0.02
Basic net income (loss) attributable to MCBC per share	$0.94	$0.09	$2.55	$1.76

Diluted net income (loss) attributable to MCBC per share:
From continuing operations	$0.94	$0.07	$2.54	$1.73
From discontinued operations	—	0.02	(0.01)	0.02
Diluted net income (loss) attributable to MCBC per share	$0.94	$0.09	$2.53	$1.75

Weighted average shares - basic	214.8	185.0	211.1	185.5
Weighted average shares - diluted	216.3	186.0	212.6	186.6

Dividends per share	$0.41	$0.41	$1.23	$1.23

Amounts attributable to MCBC
Net income (loss) from continuing operations	$202.5	$13.7	$539.8	$322.2
Income (loss) from discontinued operations, net of tax	—	2.9	(2.3)	4.5
Net income (loss) attributable to MCBC	$202.5	$16.6	$537.5	$326.7

Molson Coors Brewing Company and Subsidiaries Table 10: Canada Results of Operations ($ In millions) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Volume in hectoliters	2.107	2.171	5.698	5.851
Sales	$532.7	$545.6	$1,446.5	$1,539.2
Excise taxes	(130.5)	(134.4)	(350.4)	(369.6)
Net sales	402.2	411.2	1,096.1	1,169.6
Cost of goods sold	(218.3)	(216.8)	(614.7)	(654.2)
Gross profit	183.9	194.4	481.4	515.4
Marketing, general and administrative expenses	(93.6)	(90.6)	(269.6)	(270.7)
Special items, net	(1.3)	(15.7)	106.6	(23.9)
Operating income (loss)	89.0	88.1	318.4	220.8
Other income (expense), net	1.3	3.7	7.0	8.0
Income (loss) from continuing operations before income taxes	$90.3	$91.8	$325.4	$228.8

Molson Coors Brewing Company and Subsidiaries Table 11: Europe Results of Operations ($ In millions) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Volume in hectoliters(1)	6.280	6.372	16.369	16.165
Sales(1)	$764.5	$859.5	$2,125.9	$2,220.6
Excise taxes	(251.9)	(293.5)	(732.5)	(771.9)
Net sales(1)	512.6	566.0	1,393.4	1,448.7
Cost of goods sold	(306.8)	(338.8)	(857.6)	(886.6)
Gross profit	205.8	227.2	535.8	562.1
Marketing, general and administrative expenses	(124.4)	(133.5)	(394.8)	(396.9)
Special items, net	6.2	(277.8)	3.2	(305.5)
Operating income (loss)	87.6	(184.1)	144.2	(140.3)
Interest income, net	1.0	1.0	2.7	3.0
Other income (expense), net	9.9	(0.1)	9.4	(1.0)
Income (loss) from continuing operations before income taxes	$98.5	$(183.2)	$156.3	$(138.3)

(1)	Gross segment sales include intercompany sales to MCI consisting of $0.8 million of net sales and 0.016 million hectoliters and $2.9 million of net sales and 0.039 million hectoliters for the three and nine months ended September 30, 2016, respectively. Gross segment sales include intercompany sales to MCI consisting of $1.4 million of net sales and 0.016 million hectoliters and $3.6 million of net sales and 0.043 million hectoliters for the three and nine months ended September 30, 2015, respectively. The offset is included within MCI cost of goods sold. These amounts are eliminated in the consolidated totals.

Molson Coors Brewing Company and Subsidiaries Table 12: Molson Coors International Results of Operations ($ In millions) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Volume in hectoliters(1)	0.271	0.426	0.942	1.235
Sales	$41.1	$50.3	$125.2	$133.5
Excise taxes	(7.7)	(9.0)	(21.6)	(25.9)
Net sales	33.4	41.3	103.6	107.6
Cost of goods sold(2)	(20.3)	(26.9)	(66.6)	(73.8)
Gross profit	13.1	14.4	37.0	33.8
Marketing, general and administrative expenses	(15.9)	(16.5)	(44.7)	(46.7)
Special items, net	—	—	(30.8)	(6.4)
Operating income (loss)	(2.8)	(2.1)	(38.5)	(19.3)
Other income (expense), net	0.1	—	0.1	(0.4)
Income (loss) from continuing operations before income taxes	$(2.7)	$(2.1)	$(38.4)	$(19.7)

(1)	Excludes royalty volume of 0.383 million hectoliters and 1.154 million hectoliters for the three and nine months ended September 30, 2016, and excludes royalty volume of 0.397 million and 1.120 million hectoliters for the three and nine months ended September 30, 2015, respectively.

(2)	Reflects gross segment amounts and for the three months ended September 30, 2016, and September 30, 2015, includes intercompany cost of goods sold from Europe of $0.8 million and $1.4 million, respectively. The nine months ended September 30, 2016, and September 30, 2015, includes intercompany cost of goods sold from Europe of $2.9 million and $3.6 million, respectively. The offset is included within Europe net sales. These amounts are eliminated in the consolidated totals.

Molson Coors Brewing Company and Subsidiaries Table 13: Corporate Results of Operations ($ In millions) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Volume in hectoliters	—	—	—	—
Sales	$0.2	$0.3	$0.8	$0.8
Excise taxes	—	—	—	—
Net sales	0.2	0.3	0.8	0.8
Cost of goods sold	3.3	(4.8)	18.5	(9.6)
Gross profit	3.5	(4.5)	19.3	(8.8)
Marketing, general and administrative expenses	(45.0)	(24.6)	(134.3)	(74.8)
Special items, net	—	—	—	—
Operating income (loss)	(41.5)	(29.1)	(115.0)	(83.6)
Interest expense, net	(67.6)	(27.8)	(157.1)	(89.6)
Other income (expense), net	(10.5)	0.1	(61.4)	0.8
Income (loss) from continuing operations before income taxes	$(119.6)	$(56.8)	$(333.5)	$(172.4)

MillerCoors LLC (1) Table 14: MillerCoors Results of Operations ($ In millions) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Volume in hectoliters(2)	18.265	18.470	53.721	54.573
Sales	$2,292.5	$2,286.8	$6,788.1	$6,826.9
Excise taxes	(284.8)	(286.8)	(837.6)	(849.6)
Net sales	2,007.7	2,000.0	5,950.5	5,977.3
Cost of goods sold	(1,150.8)	(1,173.9)	(3,358.3)	(3,490.6)
Gross profit	856.9	826.1	2,592.2	2,486.7
Marketing, general and administrative expenses	(475.2)	(475.1)	(1,362.0)	(1,333.0)
Special items, net	(8.3)	(28.0)	(84.6)	(28.0)
Operating income	373.4	323.0	1,145.6	1,125.7
Interest income (expense), net	(0.5)	(0.3)	(1.4)	(1.0)
Other income (expense), net	1.1	0.2	3.7	4.6
Income before income taxes	374.0	322.9	1,147.9	1,129.3
Income tax expense	(1.3)	(1.1)	(3.3)	(3.8)
Net income	372.7	321.8	1,144.6	1,125.5
Net (income) loss attributable to noncontrolling interests	(3.5)	(5.3)	(10.6)	(17.2)
Net income attributable to MillerCoors	$369.2	$316.5	$1,134.0	$1,108.3

(1)	Economic ownership of MillerCoors prior to October 11, 2016, was 58% held by SABMiller and 42% held by Molson Coors. See Table 6 for a reconciliation from Net Income Attributable to MillerCoors to Molson Coors Equity Income in MillerCoors, and to U.S. Segment Underlying Pretax Income (Non-GAAP).

(2)	Includes contract brewing and company-owned-distributor sales, which are excluded from our worldwide beer volume calculation.

Molson Coors Brewing Company and Subsidiaries Table 15: Condensed Consolidated Balance Sheets ($ In millions, except par value) (Unaudited)

	As of
	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$9,981.5	$430.9
Accounts receivable, net	474.4	424.7
Other receivables, net	164.4	101.2
Inventories:
Finished	178.0	139.1
In process	15.2	13.0
Raw materials	11.2	18.6
Packaging materials	13.9	8.6
Total inventories	218.3	179.3
Other current assets, net	109.1	122.7
Total current assets	10,947.7	1,258.8
Properties, net	1,527.1	1,590.8
Goodwill	1,925.2	1,983.3
Other intangibles, net	4,880.4	4,745.7
Investment in MillerCoors	2,643.6	2,441.0
Deferred tax assets	26.7	20.2
Notes receivable, net	17.6	19.9
Other assets	228.5	216.6
Total assets	$22,196.8	$12,276.3
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities	$1,273.9	$1,184.4
Current portion of long-term debt and short-term borrowings	326.9	28.7
Discontinued operations	4.9	4.1
Total current liabilities	1,605.7	1,217.2
Long-term debt	9,560.7	2,908.7
Pension and postretirement benefits	206.1	201.9
Deferred tax liabilities	798.1	799.8
Unrecognized tax benefits	12.2	8.4
Other liabilities	61.0	66.9
Discontinued operations	12.6	10.3
Total liabilities	12,256.4	5,213.2
Molson Coors Brewing Company stockholders' equity
Capital stock:
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value per share (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value per share (authorized: 500.0 shares; issued: 203.5 shares and 172.5 shares, respectively)	2.0	1.7
Class A exchangeable shares, no par value (issued and outstanding: 2.9 shares and 2.9 shares, respectively)	108.1	108.2
Class B exchangeable shares, no par value (issued and outstanding: 15.4 shares and 16.0 shares, respectively)	579.6	603.0
Paid-in capital	6,565.6	4,000.4
Retained earnings	4,768.9	4,496.0
Accumulated other comprehensive income (loss)	(1,633.3)	(1,694.9)
Class B common stock held in treasury at cost (9.5 shares and 9.5 shares, respectively)	(471.4)	(471.4)
Total Molson Coors Brewing Company stockholders' equity	9,919.5	7,043.0
Noncontrolling interests	20.9	20.1
Total equity	9,940.4	7,063.1
Total liabilities and equity	$22,196.8	$12,276.3

Molson Coors Brewing Company and Subsidiaries Table 16: Condensed Consolidated Statements of Cash Flows ($ In millions) (Unaudited)

	Nine Months Ended
	September 30, 2016	September 30, 2015
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$541.2	$329.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	204.3	241.9
Amortization of debt issuance costs and discounts	63.2	3.6
Share-based compensation	17.6	12.9
(Gain) loss on sale or impairment of properties and other assets, net	(89.4)	272.1
Equity income in MillerCoors	(478.9)	(470.1)
Distributions from MillerCoors	478.9	470.1
Equity in net (income) loss of other unconsolidated affiliates	(3.1)	(2.6)
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	(19.6)	10.0
Income tax (benefit) expense	57.5	43.9
Income tax (paid) received	(152.2)	(113.2)
Interest expense, excluding interest amortization	170.9	89.1
Interest paid	(105.8)	(109.4)
Pension expense	6.4	12.0
Pension contributions paid	(10.1)	(246.4)
Change in current assets and liabilities (net of impact of business combinations) and other	(53.0)	(59.5)
(Gain) loss from discontinued operations	2.3	(4.5)
Net cash provided by operating activities	630.2	479.0
Cash flows from investing activities:
Additions to properties	(188.9)	(208.3)
Proceeds from sales of properties and other assets	155.4	8.8
Acquisition of businesses, net of cash acquired	—	(91.2)
Proceeds from sale of business	6.6	8.7
Investment in MillerCoors	(1,253.7)	(1,144.5)
Return of capital from MillerCoors	1,089.7	1,088.2
Other	2.0	(7.1)
Net cash used in investing activities	(188.9)	(345.4)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	2,525.6	—
Exercise of stock options under equity compensation plans	8.2	31.2
Dividends paid	(264.6)	(228.1)
Payments for purchase of treasury stock	—	(100.1)
Debt issuance costs	(60.2)	—
Payments on debt and borrowings	(23.3)	(696.1)
Proceeds on debt and borrowings	6,971.9	713.0
Net proceeds from (payments on) revolving credit facilities and commercial paper	1.6	17.1
Change in overdraft balances and other	(39.1)	(64.6)
Net cash provided by (used in) financing activities	9,120.1	(327.6)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	9,561.4	(194.0)
Effect of foreign exchange rate changes on cash and cash equivalents	(10.8)	(37.0)
Balance at beginning of year	430.9	624.6
Balance at end of period	$9,981.5	$393.6

CONTACT:
Molson Coors
News Media
Colin Wheeler, 303-927-2443
or
Investor Relations
Dave Dunnewald, 303-927-2334